Exhibit 99.1

Natus Medical Announces 2013 First Quarter Financial Results

- Increases Full Year 2013 Non-GAAP EPS Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--May 20, 2013--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended March 31, 2013.

For the first quarter ended March 31, 2013, the Company reported revenue of $85.8 million, compared to $59.4 million in the comparable quarter of the previous year. Net income was $3.4 million, or $0.11 per diluted share, compared to net income of $289,000, or $0.01 per diluted share, in the first quarter of 2012.

The Company reported non-GAAP earnings per share of $0.15 per diluted share for the first quarter 2013 compared to $0.07 per diluted share in the first quarter of 2012.

“I am very pleased with our first quarter results which were driven by record revenues, margins and improved operating efficiencies,” said Jim Hawkins, Chief Executive Officer of the Company. “Both our Neurology and Newborn Care businesses performed well in the first quarter. While Europe continues to be soft, our domestic business was strong in both Neurology and Newborn Care. Notably, our newborn care hearing supplies business saw growth during the quarter, which we believe is attributable to rising birth rates in the United States, continuing a trend that we have seen over the last three quarters. Rising birth rates are certainly a positive for our business.”

“Our first quarter results also reflect the improved operating efficiencies that we have been targeting at Natus, and which we will continue to focus on for further progress,” said Hawkins. "We are also encouraged by the improvement we have seen in our gross profit margins. As we have communicated in the past, we are committed to returning our non-GAAP operating margins to the 13% to 17% levels and have set a goal for 2013 to achieve a 12% non-GAAP pretax operating profit margin for the year. Our first quarter results demonstrate that we are progressing towards this goal.”

“During the first quarter, Natus announced and closed the acquisition of the Grass Technology Products Group, a manufacturer of clinically differentiated neurodiagnostic and monitoring products,” said Hawkins. “The Grass acquisition expands our presence in certain international markets and adds to our disposable product offering, providing Natus with an entry into the research segment of the neurodiagnostic market.”

“Natus remains one of the fastest growing medical device companies in the world. Our strong earnings growth combined with our emphasis on generating free cash flow positions Natus for a strong 2013,” added Hawkins.

As of March 31, 2013, the Company had cash, cash equivalents, and short-term investments of $24.4 million, stockholders' equity of approximately $273 million, and working capital of approximately $57 million.

Financial Guidance

The Company reiterated its guidance for the second quarter 2013 and updated its guidance for the full year 2013.

For the second quarter 2013, the Company expects to report revenue of $86 million to $90 million and non-GAAP earnings per share of $0.17 to $0.20. For the full year 2013 the Company expects to report revenue of $362 million to $367 million and non-GAAP earnings per share of $0.85 to $0.88. The Company most recently reported that it expected to report non-GAAP earnings per share of $0.84 to $0.87.

The Company's 2013 full year and second quarter non-GAAP earnings per share guidance exclude the following:

- Amortization expense associated with acquisition-related intangible assets, which the Company expects to be approximately $1.8 million and $7.1 million for the second quarter and full year, respectively, and which the Company expects will reduce GAAP earnings per share by approximately $0.04 and $0.14 for the respective periods.

- Accruals for restructuring charges that the Company expects to incur in 2013 associated with acquisitions. For the remainder of 2013, the amount and timing of such charges have not yet been determined.

The Company’s non-GAAP guidance includes the impact of expensing employee share based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results for the 2013 first quarter exclude amortization expense associated with certain acquisition-related intangible assets and direct costs associated with the acquisitions of Nicolet and the Grass Technologies product group.

The non-GAAP results also exclude the benefit from the reversal of restructuring charges accrued in prior periods netted against current period accruals and the reduction of income tax expense related to the retroactive reinstatement of the U.S. research and development (R&D) tax credit, which together had the effect of reducing non-GAAP net income by $0.6 million and non-GAAP earnings per share by $0.02.

The Company believes that the presentation of results excluding these items provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of this release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Historical Results as Adjusted

The Company's results for the 2012 first quarter reflect the impact of immaterial corrections to previously released results as more fully described in the Company's 2012 Annual Report.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today, May 20, 2013. Individuals interested in listening to the conference call may do so by dialing 866-318-8615 for domestic callers, or 1-617-399-5134 for international callers, and entering reservation code 41561822. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 43143142.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the benefit of cost cutting measures, the goal of driving profitability and operating margins back to historical levels, revenue and non-GAAP profitability in the second quarter and full year 2013, the impact of amortization expense associated with acquisition-related intangible assets, and the potential for future restructuring charges. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 2013	March 2012

Revenue	$85,834	$59,408
Cost of revenue	36,601	26,086

Gross profit	49,233	33,322

Operating expenses:
Marketing and selling	22,196	16,643
Research and development	8,212	6,746
General and administrative	13,966	9,505

Total operating expenses	44,374	32,894

Income from operations	4,859	428

Other income/(expense):
Interest income	31	10
Interest expense	(477)	(48)
Other income, net	112	218

Total other income/(expense)	(334)	180

Income before provision
for income tax expense	4,525	608

Provision for income tax expense	1,083	319

Net income	$3,442	$289

Earnings per share:
Basic	$0.12	$0.01
Diluted	$0.11	$0.01

Weighted-average shares used to compute
Basic earnings per share	29,570	28,856
Diluted earnings per share	30,319	29,533

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 2013	March 2012

GAAP based results:

Income before provision
for income tax expense	$ 4,525	$ 608

Non-GAAP adjustments:

Amortization expense associated			(a)
with certain acquired intangible
assets reported as a component of:
Cost of revenue	774	533
Marketing and selling	651	428
Research and development	313	333

Restructuring charge (G&A)	830	655	(b)

Restructuring charge reversal (G&A)	(1,217)	-	(c)

Direct costs of acquisitions (G&A)	767	-	(d)

Accelerate ERP system depreciation (G&A)	-	451	(e)

Embla inventory FMV adjustment (COGS)	-	55	(f)

Non-GAAP income before
provision for income tax	6,643	3,063

Revised provision for income tax at
effective tax rate	1,748	1,047

Retroactive reinstatement of Federal
Research & Development tax credit	340	-	(g)

Adjusted provision for income tax	2,088	1,047

Non-GAAP net income	$ 4,555	$ 2,016

Non-GAAP earnings per share:
Basic	$ 0.15	$ 0.07
Diluted	$ 0.15	$ 0.07

Weighted-average shares
used to compute
Basic non-GAAP earnings per share	29,570	28,856
Diluted non-GAAP earnings per share	30,319	29,533

Memo, Gross profit percentage:
GAAP basis	57.4%	56.1%
non-GAAP basis	58.3%	56.2%

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the
Company's operating results.

(a) Amortization expense associated with acquired intangible assets with definite lives.

(b) Restructuring charge including accruals for severance benefits and exit and disposal costs.

(c) Reversal of previously accrued restructuring charges.

(d) Direct costs of acquisitions including costs to prepare standalone audited financial statements of Nicolet pursuant to SEC Rule 3-05.

(e) Acceleration of depreciation of current ERP system associated with the implementation of a world-wide enterprise resource planning platform.

(f) Embla inventory fair value adjustment included as a component of cost of sales in accordance with ASC 805.

(g) Discrete tax impact of the retroactive reinstatement of the Federal Research & Development tax credit in January 2013.

CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy, 650-802-0400
Snr. Vice President Finance and Chief Financial Officer
InvestorRelations@Natus.com